Exhibit 14.1

SHERWOOD BRANDS, INC.

CODE OF ETHICS FOR THE CEO AND SENIOR FINANCIAL OFFICERS

Sherwood Brands, Inc. (the “Company”) has a Code of Business Conduct and Ethics applicable to all directors and employees of the company.  The Chief Executive Officer and all senior financial officers, including the Chief Financial Officer and principal accounting officer, are bound by the provisions set forth therein relating to ethical conduct, conflicts of interest, and compliance with law.  In addition to the Code of Business Conduct and Ethics, the Chief Executive Officer and senior financial officers are subject to the following additional specific policies:

1.                                       The Chief Executive Officer and all senior financial officers are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with the SEC.  Accordingly, it is the responsibility of the Chief Executive Officer and each senior financial officer promptly to bring to the attention of the Disclosure Committee, if applicable, and to the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings or otherwise assist the Disclosure Committee, if applicable, and the Audit Committee in fulfilling their responsibilities.

2.                                       The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

3.                                       The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code or the Company’s Code of Business Conduct and Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in the Company’s financial reporting, disclosures, or internal controls.

4.                                       The Chief Executive Officer and each senior financial officer shall promptly bring to the attention of the Disclosure Committee, if applicable, and the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules, or

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regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of the Code of Business Conduct and Ethics or of these additional procedures.

5.                                       The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of the Code of Business Conduct and Ethics or of these additional procedures by the Chief Executive Officer and the Company’s senior financial officers.  Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to the Code of Business Conduct and Ethics and to these additional procedures, and may include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board), and termination of the individual’s employment.  In determining the appropriate action in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action, and whether or not the individual in question had committed other violations in the past.

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SHERWOOD BRANDS, INC. (the “Company”)

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

This code of Business Conduct and Ethics covers a wide range of business practices and procedures.  It does not cover every issue that may arise, but it sets out basic principles to guide all employees of the Company.  All Company employees must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. In appropriate circumstances, the Code should also be provided to and followed by the Company’s agents and representatives, including consultants.

If a law conflicts with a policy in this Code, the employee must comply with the law; however, if a local custom or policy conflicts with this Code, the employee must comply with the Code. If an employee has any questions about these conflicts, the employee should ask his or her supervisor how to handle the situation.

Any employee who violates the standards in this code may be subject to disciplinary action.  If an employee is in a situation that the employee believes may violate or lead to a violation of this Code, the employee should follow the guidelines described in Section 14 of this Code.

1.              Compliance with Laws, Rules, and Regulations

Obeying the law, both in letter and in spirit, is the foundation on which this Company’s ethical standards are built.  All employees must respect and obey the laws of the cities, states, and countries in which the Company operates,  Although, not all employees are expected to know the details of the laws, it is important to know enough to determine when to seek advice from supervisors, managers, or other appropriate personnel.

2.              Conflicts of Interest

A “conflict of interest” exists when a n individual’s private interest interferes in any way or even appears to conflict- with the interests of the Company as a whole.  A conflict situation can arise when an employee, officer, or director takes actions or has interests that may make it difficult to perform his or her work on behalf of the Company in an objective and effective manner.  Conflicts of interest may also arise when an employee, officer, or director, or a member of his or her family, receives  improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer, or supplier. An employee is not allowed to work for a competitor as a consultant or board member.  The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers, or competitors, except on the Company’s behalf.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors. Conflicts of interest may not always be clear cut, so if a question arises, the employee should consult with higher levels of management.  Any employee, officer, or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager, or other appropriate personnel, or consult the procedures described in Section 14 of this Code.

3.              Insider Trading

Employees who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company’s business.  All non-profit information about the Company should be considered confidential information.  To use non-public information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is not only unethical but also illegal.  If a question arises, the employee should consult the Company’s Chief Financial Officer.

4.              Corporate Opportunities

Employees, officers, and directors are prohibited from taking for themselves personal opportunities that are discovered through the use of corporate property, information, or position without the consent of the Board of Directors. No employee may use corporate property, information, or position for improper personal gain and no employee may compete with the Company directly or indirectly.  Employees, officers, and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

5.              Competition and Fair Dealing

The Company seeks to outperform competitors fairly and honestly.  The Company seeks competitive advantages through superior performance, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee, officer, and director should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors, and employees. No employee, officer, and director should take unfair advantage of anyone through manipulation, concealment, or abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

To maintain the Company’s valuable reputation, compliance with the Company’s quality products and services meets reasonable customer expectations. All inspection and testing documentation must be handled in accordance with all applicable regulations.

The purpose of business entertainment and gifts in commercial settings is to create good will and sound working relationships, not to gain unfair advantage with customers.  No gift or entertainment should ever be offered, given, provided, or accepted by any Company employee, family member of an employee, or agent unless it (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff, and (5) does not violate any laws or regulations.  An employee should discuss with his or her supervisor any gifts that the employee is not certain are appropriate.

6.              Discrimination and Harassment

The diversity of the Company’s employees is a tremendous asset.  The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment or any kind.  Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

7.              Health and Safety

The Company strives to provide each employee with a safe and healthful work environment.  Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries, and unsafe equipment, practices, or conditions.

Violence and threatening behavior are not permitted.  Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

8.              Record –Keeping

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many employees regularly use business expense accounts, which must be documented and recorded accurately.  If an employee is not sure whether a certain expense is legitimate , the employee should ask his supervisor or the Company’s Chief Financial Officer.

All of the Company’s books, records, accounts, and financial statements must be maintained in responsible detail, must appropriately reflect the Company’s transactions, and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and specifically authorized by the Chief Financial Officer.

Business records and communications often public, and the Company and its employees should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies that can be misunderstood.  This applies equally to email, internal memos, and formal reports.  Records should always be retained or destroyed according to the Company’s record retention policies. In accordance with those policies, in the event of litigation or governmental investigation, employees must consult with the Company’s Chief Financial Officer before taking any action because it is critical that any impropriety or possible appearance of impropriety be avoided.

9.              Confidentiality

Employees, officers, and directors must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosures are authorized by an executive officer or required or mandated by laws or regulations.  Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers, if disclosed.  It also includes information that suppliers and customers have entrusted to us.  The obligation to preserve confidential information continues even after employment ends.

10.       Protection and Proper Use of Company Assets

All employees, officers, and directors should endeavor to protect the Company’s assets and ensure their efficient use.  Theft, carelessness, and waste have a direct impact on the Company’s profitability.  Any suspected incident of fraud or theft should be immediately reported for investigation.  Company assets should be used for legitimate business purposes and should not be used of non-Company business, though incidental personal use may be permitted.

The obligation of employees to protect Company’s assets includes its proprietary information.  Proprietary information includes intellectual property, such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information, and any unpublished financial data and reports.  Unauthorized use or distribution of this information would violate Company policy.  It could also be illegal and result in civil or even criminal penalties.

11.       Payments to Government Personnel

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business.  It is strictly prohibited to make payments to government officials of any country without the prior authorization of the Chief Financial Officer.

In addition, the U.S. Government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. Government personnel.  The promise, offer, or delivery to an official or employee of the U.S. government of a gift, favor, or other gratuity in violation of these rules would not only violate Company policy but could be a criminal offense.  State and local governments, as well as foreign governments, may have similar rules.

12.       Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors may be made only by the Board or a Board committee and will be promptly disclosed to stockholders as required by law or stock exchange regulations.

13.       Reporting any Illegal or Unethical Behavior

Employees are encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation.  Employees should report any observed illegal or unethical behavior and any perceived violations of the laws, rules, regulations, or this Code of Business Conduct to appropriate personnel.  It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees.  Employees are expected to cooperate in internal investigation of misconduct.

14.       Compliance Procedures

We must all work to ensure prompt and consistent action against violations of this Code.  However, in some situations it is difficult to know right from wrong.  Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem.  These are the steps to keep in mind:

•                  Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•                  Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with and the alternatives you have. Use judgment and common sense; if something seems unethical or improper, it probably is.

•                  Clarify you responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed?  IT may help to get others involved and discuss the problem.

•                  Discuss the problem with your supervisor. This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process.  Remember that it is your supervisor’s responsibility to help solve problems.

•                  Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your Human Resources manager.  If that also is not appropriate, address your concerns to the Company’s Chief Executive Officer, or Chief Financial Officer or the Chairman of the Board’s Corporate Governance Committee.

•                  You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected.  The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•                  Always Ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

CERTIFICATION

I certify that I have read the attached Sherwood Brands, Inc Code of Business Conduct and Ethics, have been given an opportunity to ask questions about it, and understand it.  I hereby confirm that I will adhere to its principal and provisions.

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